November 29, 1999

Anthony L. M. Inder Rieden
Ridgeway Investment Limited
Charlotte House, Charlotte Street
P.O. Box N 9204
Nassau, Bahamas
Fax (242) 323-7918

Dear Anthony:

     This letter sets forth the agreement of Ridgeway Investment Limited (the "Purchaser") and Valence Technology, Inc. (the "Company") regarding the purchase by the Purchaser from the Company of the Company's common stock (the "Common Stock") on the date hereof. The parties agree as follows:

1. This agreement relates to the purchase by the Purchaser of 595,889 shares of the Company's Common Stock for an aggregate purchase price of $3,500,000.00 (three million five hundred thousand and 00/100 US dollars), which purchase is being settled by the parties on the date hereof.

2. The Company represents and warrants that (a) the shares of Common Stock issued by the Company to the Purchaser have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-3, Commission File Number 333-76589 (the "Registration Statement"); and (b) the Company has filed a prospectus supplement to the Registration Statement in connection with the transaction.

3. The Company has filed with the NASDAQ National Market an application for the listing of the shares of Common Stock to be purchased hereby.

4. The Company will promptly notify the Purchaser of (a) any stop order or other suspension of the effectiveness of the Registration Statement and
     (b) the happening of any event as a result of which the prospectus included in the Registration Statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5. This agreement and the legal relations between the parties hereto with respect to any purchase of Common Stock by the Purchaser hereunder shall be governed and construed in accordance with the substantive laws of the State of New York without giving effect to the conflicts of law principles thereunder.

6. Delivery of an executed copy of a signature page to this agreement by facsimile transmission shall be effective as delivery of a manually executed copy of this agreement shall be effective and enforceable as the original.

     Please execute a copy of this letter which, when executed by the Purchaser, will constitute an agreement between the Company and the Purchaser.

                                 Very truly yours,

                                 COMPANY
                                 VALENCE TECHNOLOGY, INC.



                                 By:   /S/ JAY L. KING
                                     ----------------------------
                                 Name:  Jay L. King
                                 Title: Vice President & Chief Financial Officer

AGREED TO:

PURCHASER:
RIDGEWAY INVESTMENT LIMITED



By:  /S/ ANTHONY L.M. INDER RIEDEN
   ------------------------------------
     Name:   Anthony L.M. Inder Rieden
     Title:  Director